                                                                     EXHIBIT 1.1

LUSCAR ENERGY PARTNERSHIP

                                                           FOR IMMEDIATE RELEASE

TORONTO, ONTARIO, MAY 5, 2004. Luscar Energy Partnership (LEP) and Luscar Coal Ltd. (LCL) today released the following report for the first quarter ended March 31, 2004.

HIGHLIGHTS

   o  Record EBITDA(1) of $36 million
   o  Record operating margin(1) of $39 million
   o Record revenue of $126 million on record coal shipments of 10 million tonnes
   o Coal Valley mine returns to profitability as export coal prices rise sharply
   o  Char expansion completed on time and on budget
   o  New short term borrowing facilities signed

MANAGEMENT'S DISCUSSION AND ANALYSIS

The following discussion and analysis of financial results of LEP and its wholly owned subsidiary LCL for the quarter ended March 31, 2004 should be read in conjunction with the consolidated financial statements and related notes contained in this interim report and our management discussion and analysis and the annual audited consolidated financial statements and related notes contained in LEP's Form 20-F filed June 30, 2003, with the United States Securities and Exchange Commission (SEC). The quarterly information provided herein is unaudited. All amounts are in Canadian dollars unless otherwise stated and sales volumes are in metric units.

As a result of the transfer of metallurgical assets to the Fording Canadian Coal Trust (FCCT) in the first quarter of 2003, and the acquisition of the new thermal assets from a subsidiary of Sherritt Coal Partnership II in October of 2003, certain information in the financial statements for prior periods has been reclassified to conform to the presentation format adopted for 2003. Results for the metallurgical assets have been disclosed as discontinued operations. The revised presentation provides a more representative picture of our ongoing operations.

REVIEW OF LUSCAR ENERGY PARTNERSHIP RESULTS

The first quarter results reflected ongoing improvement of existing operations and a strong level of coal demand. The reversal of operating losses(1) associated with export coal operations at the Coal Valley mine more than offset a reduction in operating margin(1) at the Boundary Dam mine caused by the need for unscheduled repairs to a dragline. LEP recorded net earnings of $10.5 million during the first quarter compared to net earnings of $22.9 million for the same period last year. Net earnings in the first quarter of 2003 included $19.1 million from discontinued operations, which included a non-cash gain on the transfer of metallurgical assets of $17.8 million net of taxes of $6.3 million. Changes in Canadian accounting rules for asset retirement obligations resulted in increased operating margin(1) of $3.0 million and increased earnings before interest, taxes, depreciation and amortization (EBITDA(1)) of approximately $3.8 million in the first quarter of 2004 as compared to increased operating margin(1) of $2.6 million and increased EBITDA(1) of $2.4 million in the first quarter of 2003. LEP incurred $5.0 million in non-cash, pre-tax foreign currency translation loss on LCL's 9.75% senior notes in the quarter compared to a gain of $29.2 million in the first quarter of 2003. First quarter results of LEP included operating margin(1) of $13.7 million related to the new thermal assets acquired from our owners on October 17, 2003.

(1) Operating margin (loss) and EBITDA do not have any standardized meaning prescribed by Canadian generally accepted accounting principles and are therefore unlikely to be comparable with similar measures presented by other issuers. Operating margin (loss) is defined as revenue less cost of sales. Operating margin (loss) has been used to measure performance of the mines. EBITDA is defined as revenue less cost of sales, selling, general and administrative costs, plus other income. EBITDA has been disclosed in order to provide an indication of revenue less cash operating expenses.

                                                                     EXHIBIT 1.1


Depreciation and amortization increased for the first quarter of 2004 as a result of the acquisition of the thermal assets, partially offset by a change in estimates of useful lives for capital assets, which were reviewed in conjunction with the implementation of new accounting rules related to asset retirement obligations.

 The following is a summary of LEP's consolidated first quarter financial results:

                                                                         THREE MONTHS ENDED
                                                                      ------------------------
                                                                      MARCH 31,      MARCH 31,
                                                                        2004            2003
                                                                      ---------      ---------
(in thousands of Canadian dollars)

Revenue .........................................................     $ 126,486      $  90,188
Cost of sales ...................................................        87,910         65,410
                                                                      ---------      ---------
OPERATING MARGIN(1) .............................................        38,576         24,778
Selling, general and administrative expenses ....................         4,055          4,776
Other income ....................................................        (1,632)        (1,657)
                                                                      ---------      ---------
EBITDA(1) .......................................................        36,153         21,659
Depreciation and amortization ...................................        24,593         23,212
Asset retirement obligation accretion ...........................         1,819          1,722
Interest expense ................................................        11,726         12,594
Foreign currency translation loss (gain) ........................         4,978        (29,230)
                                                                      ---------      ---------
EARNINGS (LOSS) FROM CONTINUING OPERATIONS BEFORE TAXES .........     $  (6,963)     $  13,361
                                                                      =========      =========

NET EARNINGS ....................................................     $  10,525      $  22,895
                                                                      =========      =========



LEP's EBITDA(1) during the first quarter amounted to a record $36.2 million, compared with $21.7 million for the same quarter last year. Record operating margin(1) of $38.6 million was $13.8 million higher than in the first quarter last year due to the inclusion of $13.7 million from the thermal assets acquired in October, 2003 and the return to profitability of the Coal Valley mine offset by lower operating margin(1) at the Boundary Dam mine. The thermal export mines, Obed Mountain and Coal Valley, incurred an operating loss(1) of $5.3 million for the first quarter last year. Production was suspended at the Obed Mountain mine last year and final shipments of inventory occurred in the first quarter of 2004. The Coal Valley mine has returned to profitability in the first quarter of 2004 due to cost reductions and rapidly increasing export coal prices. Operating margin(1) at the Boundary Dam mine in the quarter was impacted by reduced production caused by the breakdown of a dragline and the subsequent costs of repair. Production lost during the period the dragline was under repair is expected to be made up during the remainder of the year.


                                                                        THREE MONTHS ENDED
                                                                      -----------------------
                                                                      MARCH 31,     MARCH 31,
                                                                        2004           2003
                                                                      ---------     ---------
COAL SHIPMENTS (in thousands of tonnes)
   Mine-mouth ...................................................         5,483         4,134
   Contract mining ..............................................         3,781            --
   Other thermal ................................................           847           816
                                                                      ---------     ---------
                                                                         10,111         4,950
                                                                      =========     =========


LEP had record shipments of 10.1 million tonnes in the quarter as compared with
5.0 million tonnes in the same quarter last year. As a result of the acquisition of the new thermal assets on October 17, 2003, mine-mouth coal shipments increased by 33% in the first quarter from shipments in the same period last year. Prior to October 17, 2003, LEP did not include shipment volumes and financial results in its accounts for the Highvale, Whitewood and Genesee mines. The Highvale and Whitewood mines are classified as contract mines and the Genesee mine is classified as a mine-mouth mine. Shipments from our other thermal coal operations have increased due to improvements in demand in the export thermal coal market from 2003. The Coal Valley mine is currently upgrading its equipment to increase capacity in order to take advantage of more robust export prices.

                                                                     EXHIBIT 1.1


                                                                        THREE MONTHS ENDED
                                                                      -----------------------
                                                                      MARCH 31,     MARCH 31,
                                                                        2004           2003
                                                                      ---------     ---------
(in Canadian dollars per tonne except for capital
expenditures, which are in thousands of Canadian dollars)

REALIZED PRICES .................................................     $   12.51     $   18.22

COST OF SALES ...................................................     $    8.69     $   13.21

OPERATING MARGIN(1) .............................................     $    3.82     $    5.01

CAPITAL EXPENDITURES FROM CONTINUING OPERATIONS .................     $   1,520     $   4,430


For the first quarter, average realized prices for thermal coal sales were lower than the prior year period due to the inclusion of lower priced contract mining revenue from the Highvale and Whitewood mines. This was partially offset by higher export thermal shipments and the inclusion of royalty revenue from the new thermal assets in 2004. Average realized prices for first quarter 2003 were higher than otherwise expected due to the recovery of a $7.3 million Boundary Dam crown royalty reassessment. The crown royalty reassessment was recovered from our customer under the pass-through provisions of our coal supply agreement and as such did not have a net effect on our operating margin(1).

For the first quarter, the average cost of sales per tonne decreased from the prior year period because of the inclusion of lower-cost contract mining in the sales from the Highvale and Whitewood mines. In addition, cost of sales were lower in 2004 due to productivity improvements at the Coal Valley mine. This was offset by a cost of sales per tonne increase at the Boundary Dam mine due to repairs related to the breakdown of a dragline and the resulting decrease in production. Cost of sales in 2003 included the impact of the $7.3 million Crown royalty charge at the Boundary Dam mine and severance of $5.0 million and other costs associated with the decision to suspend operations at the Obed Mountain mine.

Average thermal coal operating margins(1) per tonne were lower in 2004 than in 2003 as lower margin contract sales have been included in the sales since the acquisition of the Highvale and Whitewood mining contract as well as reduced margins at the Boundary Dam mine. This was partially offset by increased shipments and margins in the thermal export market.

Five-year collective agreements have been reached with the workforces at the Coal Valley and Highvale mines. Both settlements provide for greater workforce flexibility, which is expected to result in increased productivity. A labour negotiation is scheduled for later in 2004 at the Poplar River mine where the current contract extends to November 30, 2004.

REVIEW OF INTEREST EXPENSE, OTHER FINANCING COSTS AND TAXES

LEP recorded interest expense of $11.7 million for the first quarter compared to $12.6 million in 2003. Interest on the 9.75% senior notes, which is paid in US dollars, decreased by $1.1 million due to the relative strength of the Canadian dollar compared to the first quarter of 2003. Interest on LEP's promissory notes decreased by $1.1 million this quarter due to the repayment of one of the promissory notes in 2003. These reductions were partially offset by the cost of a new senior credit facility signed during the quarter and reduced investment income due to lower cash balances held in 2004.

During the first quarter, LEP incurred a foreign currency translation loss of $5.0 million as the Canadian dollar weakened during the quarter compared to a gain of $29.2 million in the first quarter last year. Foreign currency translation gains and losses are primarily non-cash and relate to LCL's US$275 million 9.75% senior notes, which are denominated in U.S. dollars. LEP recorded a loss before taxes of $7.0 million for the first quarter 2004 compared to earnings from continuing operations before taxes of $13.4 million in the first quarter of 2003. Higher depreciation expense due to the acquisition of thermal coal properties in October, 2003 and a $34.2 million swing from a foreign currency translation gain to a loss were the main factors for the change in earnings before tax.

During 2004, LEP recorded a tax recovery of $17.5 million on a loss from operations before tax of $7.0 million as compared with a tax expense of $9.6 million on earnings from continuing operations before tax of $13.4 million last year. The province of Alberta substantially enacted a reduction in corporate tax rates by 1% effective April 1, 2004, which led to a $9.2 million recovery of future taxes during the first quarter. In 2003, LEP incurred an increase in

                                                                     EXHIBIT 1.1


future taxes of $7.7 million as a result of a temporary increase in the proportion of taxable income earned in the province of Saskatchewan as a result of the disposition of the metallurgical assets. The current tax portion of tax expense included $0.8 million of capital taxes this quarter compared to $0.6 million in the same period last year. Capital taxes are based on net capital employed in the business at year-end, which has increased due to the acquisition of the thermal coal assets.

LIQUIDITY AND CAPITAL RESOURCES

LEP's operating activities generated net cash, including changes in non-cash working capital, of $8.9 million during the first quarter as compared with $44.6 million for the same period last year. LEP generated higher cash from operating margins(1) due to the acquisition of the thermal assets. Cash used for non-cash working capital was $8.7 million in 2004 whereas reductions in non-cash working capital in the first quarter of 2003 generated $39.5 million of cash primarily as a result of a decrease in inventories and prepaid overburden removal costs due to the transfer of the metallurgical assets to FCCT. Accounts receivable increased to $74.1 million this quarter from $62.1 million at December 31, 2003 and trade accounts payable decreased to $27.8 million this quarter from $39.9 million at December 31, 2003 due to the timing of cash receipts and payments. Inventory decreased by $5.8 million to $38.0 million during the quarter. Reduced production at the Boundary Dam mine during the quarter resulted in an inventory drawdown to meet sales requirements. Accrued interest payable totalled $18.0 million at the end of the first quarter, an increase of $10.7 million since December 31, 2003 as interest was accrued on the senior notes, which is payable in April and October.

LEP invested $1.5 million in capital asset purchases during the first quarter, as compared with $4.8 million in the same quarter of last year. Spending was primarily to maintain and upgrade mine operations, and was lower than last year when capital expenditures included costs related to discontinued operations. The expansion of the Char facility was commissioned on time and within budget during the first quarter of 2004.

Long-term debt was $370.1 million at quarter end, an increase of $4.2 million since December 31, 2003 due to the impact of the weakening Canadian dollar on the US dollar denominated senior notes.

LEP and LCL signed a senior credit agreement with a syndicate of Canadian chartered banks effective February 4, 2004. The credit agreement consists of a revolving 364 day operating credit facility that permits maximum aggregate borrowings of $115.0 million. This facility replaces $115.0 million aggregate in senior credit agreements that were due to expire on February 29, 2004. Terms of the new senior credit agreement are substantially the same as the terms of the facilities that were replaced.

SUPPLEMENTARY DISCLOSURES

Selected Annual Information

                                                                       YEAR ENDED
                                                                       DECEMBER 31
                                                         ----------------------------------------
                                                            2003           2002            2001
                                                         ----------    -----------      ---------
(in thousands of Canadian dollars)

Revenue from continuing operations .................     $  376,060    $   443,067      $ 298,120
Earnings from continuing operations.................         95,151         25,972         17,812
Net earnings........................................        114,281         29,016         21,152
Total assets........................................      1,568,031      1,567,540      1,615,573
Long-term financial liabilities.....................        365,934        484,780        517,632


The following is a brief discussion of the trends reflected in the above financial information. Further details in respect of the results for each of these years can be found in LEP's continuous disclosure documents such as Form 20-F filed with the SEC for the years ended December 31, 2002 and 2001.

2003 compared to 2002

Revenue declined in 2003 compared to 2002 as a result of the lower shipments and pricing due to over supply in the export thermal markets and the strength of the Canadian dollar as compared to 2002. Revenue in 2002 also included shipments under the Highvale contract, which was held by Luscar and its predecessors from 1970 until 2002. LEP reacquired the contract for the Highvale mine as part of the acquisition of thermal assets on October 17, 2003.

                                                                     EXHIBIT 1.1


Earnings from continuing operations and net earnings for 2003 increased from 2002 as a result of a $79.0 million non-cash pre-tax foreign currency translation gain on LCL's 9.75% senior notes and pre-tax other income of $21.4 million related to a lump sum payment from our customer at the Boundary Dam mine upon our repayment at maturity of one of our promissory notes. This was partially offset by a one-time pre-tax severance provision of $10.0 million related to the restructuring of our thermal coal business.

Long-term financial liabilities declined due to the impact of a stronger Canadian dollar on LCL's 9.75% senior notes which are denominated in US dollars and the repayment at maturity of one of our promissory notes.

2002 compared to 2001

Operations of LEP for 2001 included the results for LCL only from May 11, 2001, which was the date that LEP acquired LCL through the acquisition of the Luscar Coal Income Fund (LCIF). As a result, revenue and earnings from continuing operations were higher in 2002, which included the full year's operations.

Long-term financial liabilities declined in 2002 as compared with 2001 due to the transfer of one of our promissory notes into current liabilities in anticipation of its maturity in 2003.

Summary Quarterly Results (unaudited)

The following table presents a summary of our consolidated operating results for each of the eight previous quarters ended March 2002 to March 2004.

                                     MARCH    DECEMBER  SEPTEMBER     JUNE      MARCH    DECEMBER   SEPTEMBER      JUNE      MARCH
                                      2004      2003       2003       2003       2003       2002       2002        2002       2002
                                    --------  --------  ---------   --------  ---------  ---------  ---------   ---------  ---------
Revenue from continuing
  operations .....................  $126,486  $113,937  $  87,150   $ 84,785  $  90,188  $ 108,689  $ 114,364   $ 107,130  $ 112,884
Earnings (loss) from continuing
 operations.......................    10,525     7,049     (3,444)    87,781      3,765     21,527    (19,015)     13,844      9,616
Net earnings (loss) ..............    10,525     7,049     (3,444)    87,781     22,895     22,141    (18,617)     14,017     11,475


The analysis of financial results for the previous eight quarters is generally consistent with the consolidated financial results and summary annual information presented previously in this document adjusted for changes in accounting policies. In summary, the quarterly results reflect the impact of fluctuating export thermal coal prices, sales volumes and foreign exchange gains and losses. In addition, a promissory note was retired in the June 2003 quarter resulting in other income of $21.4 million. Further details in respect of historical quarterly results can be found in LEP's quarterly reports filed on EDGAR.

CRITICAL ACCOUNTING ESTIMATES

The preparation of financial statements requires LEP to estimate the effect of various matters that are inherently uncertain as of the date of the interim financial statements. Each of these required estimates varies in regard to the level of judgment involved and its potential impact on LEP's reported financial results. Estimates are deemed critical when a different estimate could have reasonably been used or where changes in the estimate are reasonably likely to occur from period to period, and would materially impact LEP's financial condition, changes in financial condition or results of operations. LEP's significant accounting policies are discussed in Note 1 of the Notes to Consolidated Financial Statements. Critical estimates inherent in these accounting policies are discussed in the following paragraphs.

Capital Assets

Capital assets comprise the largest component of LEP's assets and as such the capitalization of costs, the determination of estimated recoverable amounts and the amortization of these assets have a significant effect on LEP's financial statements. Proven and probable reserves are determined based on internal evaluations by qualified persons. The estimate of these reserves may change based on additional knowledge gained subsequent to the initial assessment. This may include results from the reconciliation of actual production data against the original reserve estimates, or the impact of economic factors such as changes in the price of coal or the cost of components of production. A change in the original estimate of reserves would result in a change in the rate of amortization of the related assets or could result in impairment of the assets resulting in a write down.

                                                                     EXHIBIT 1.1


Accounts and loans receivable

Eight of LEP's mines derive substantially all of their revenue from single customers or groups of affiliated customers. The loss of one or more of these customers could potentially result in the closure of the respective mine, the loss of the mining contract or, in some cases, the sale of the mine to the customer.

Management reviews the collectability of accounts receivable on a regular basis and records an allowance for doubtful accounts if necessary. No allowance for doubtful accounts has been recorded at the end of the first quarter. Significant deterioration in any of the above noted factors could materially change this estimate.

Inventories

Coal inventories are valued at the lower of average production cost and net realizable value. Net realizable value is based on trends in coal prices at the end of the period.

Mine supplies are recorded at the lower of average cost and replacement cost.

Asset impairment

LEP evaluates long-lived assets for impairment when events or changes in circumstances indicate that the related carrying amounts may not be recoverable. A long-lived asset is considered to be impaired if the total undiscounted estimated future cash flows are less than the carrying value of the asset. The amount of the impairment is determined based on discounted estimated future cash flows. Future cash flows are determined based on management's estimates of future results relating to the long-lived assets. These estimates include various assumptions, which are updated on a regular basis as part of the internal planning process.

LEP regularly reviews its investments to determine whether a permanent decline in the fair value below the carrying value has occurred. In determining whether a permanent decline has occurred, management considers a number of factors that would be indicative of a permanent decline including (i) a prolonged decrease in the fair value below the carrying value, (ii) severe or continued losses in the investment and (iii) various other factors such as liquidity which may be indicative of a decline in value of the investment. The consideration of these factors requires management to make assumptions and estimates about future financial results of the investment. These assumptions and estimates are updated by management on a regular basis.

Asset retirement obligations

LEP has estimated asset retirement obligations, which it believes will meet current regulatory requirements. The future obligations are estimated by LEP using closure plans and other similar studies which outline the requirements that will be carried out to meet the obligations. Because the obligations are dependent on the laws and regulations of Canada and its provinces, the requirements could change resulting from amendments in the laws and regulations. Because the estimate of obligations is based on future expectations, a number of assumptions and judgments are made by management in the determination of these provisions.

Income taxes

The determination of the ability of LEP to utilize tax loss carry forwards to offset future income taxes payable requires management to exercise judgment and make certain assumptions about the future performance of LEP. Changes in economic conditions and other factors could result in revisions to the estimates of the benefits to be realized or the timing of utilizing the losses.

Post-retirement benefits

The determination of the cost and obligations associated with employee future benefits requires the use of various assumptions. LEP must select assumptions such as the expected return on assets available to fund pension obligations, the discount rate to measure obligations, the projected age of employees upon retirement, and the expected rate of future compensation. These assumptions are re-evaluated each year, and variations between actual results and the results based on the assumptions for any period will affect reported amounts in future periods. LEP retains independent actuarial experts to prepare the calculations and to advise on the selection of assumptions.

                                                                     EXHIBIT 1.1

CHANGES IN ACCOUNTING POLICIES AND ESTIMATES

During 2004, LEP adopted several new accounting pronouncements from the Canadian Institute of Chartered Accountants (CICA). The highlights of the impact on the financial statements of the new pronouncements are as follows.

Asset Retirement Obligations

In March 2003, the Canadian Institute of Chartered Accountants (CICA) issued new accounting rules dealing with asset retirement obligations, which came into effect for fiscal years beginning on or after January 1, 2004. This change in accounting policy was applied retroactively and accordingly, the financial statements of prior periods were restated. The rules address financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The standard applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development, and use of the asset. The rules require that the estimated fair value of an asset retirement obligation be recognized as a liability in the period incurred. A corresponding amount is added to the carrying amount of the associated asset and depreciated over the asset's useful life. The liability is accreted over time through charges to earnings to reflect changes in its present value. This differs from the previous practice, which involved accruing for the estimated reclamation, site restoration, and mine closure liability through charges to earnings on a unit of production basis over the expected life of each mine's reserves.

The cumulative effect of the new accounting standard on the balance sheet at December 31, 2003 was to increase capital assets by $7.9 million, decrease future income taxes by $19.4 million, increase accrued reclamation cost by $67.0 million, and decrease opening retained earnings by $39.1 million. In the first quarter of 2004, depreciation and amortization expense increased by $1.1 million, accretion expense was $1.8 million, gain on settlement of asset retirement obligations was $0.9 million, and operating margin(1) increased by $3.0 million as a result of the change in accounting policy. This compared with an increase in depreciation and amortization expense of $1.4 million, accretion expense of $1.7 million, loss on settlement of asset retirement obligations of $0.2 million, and an increase in operating margin(1) of $2.6 million for the first quarter of 2003. The increase in operating margin(1) resulted from the elimination of site restoration provisions following implementation of the new accounting standard. The gain on transfer of metallurgical assets in the first quarter of 2003 was reduced by $1.6 million.

Change in Estimated Useful Lives

Concurrent with the implementation of the new accounting rules related to asset retirement obligations, LEP undertook a comprehensive review of the estimated useful lives of capital assets. This review has been substantially completed and resulted in depreciation and amortization of capital assets being reduced by $2.7 million for the first quarter of 2004. Any further adjustments to depreciation and amortization, if required, will be recorded at the time of the finalization of the review.

Impairment of Long-lived Assets

In 2003, the CICA issued Section 3063, impairment of long-lived assets, which is effective for fiscal years beginning on or after April 1, 2003. This Section provides guidance on recognizing, measuring and disclosing impairment of long-lived assets. There were no impairment losses recorded in respect of long-lived assets in the first quarter of 2004.

Generally Accepted Accounting Principles

CICA Handbook Section 1100, Generally Accepted Accounting Principles, was issued in October 2003, and is effective for fiscal years beginning January 1, 2004. The section establishes standards for financial reporting in accordance with generally accepted accounting principles (GAAP) and clarifies the relative authority of various accounting pronouncements and other sources within GAAP. There was no impact to the financial statements in adopting this new standard.

                                                                     EXHIBIT 1.1

General Standards of Financial Statement Presentation

In July 2003, the CICA issued Section 1400, General Standards of Financial Statement Presentation, which is effective for fiscal years beginning on January 1, 2004. This standard clarifies what constitutes fair presentation in accordance with GAAP, which involves providing sufficient information in a clear and understandable manner about certain transactions or events of such size, nature and incidence that their disclosure is necessary to understand LEP's financial statements. This standard is reflected in the consolidated financial statements.

Hedging Relationships

In 2003, the CICA issued Accounting Guideline 13, Hedging Relationships, which deals with the identification, documentation, designation and effectiveness of hedges and also the discontinuance of hedge accounting but does not specify hedge accounting methods. This guidance is applicable to hedging relationships in effect for fiscal years beginning on or after July 1, 2003. The implementation of this guideline did not materially change the accounting policies in use and as a result, it did not have an impact on the financial statements. Likewise, EIC Abstract 128, Accounting for Trading, Speculative or Non-hedging Derivative Financial Instruments, requires most freestanding derivative financial instruments that do not qualify for hedge accounting under Accounting Guideline 13, to be recognized on the balance sheet at fair value. The adoption of this Abstract had no impact on the financial statements.

Guarantees

During 2003, LEP adopted the CICA Accounting Guideline 14, Disclosure of Guarantees. This new policy requires the disclosure of information regarding certain types of guarantee contracts that require payments contingent on specified types of future events. All significant guarantee contracts will be disclosed within the notes to the annual financial statements.

CONTRACTUAL OBLIGATIONS AND COMMITMENTS

The following table presents a summary of our long-term debt and other commitments including payment due date for each of the next five fiscal years and thereafter:

(millions of Canadian dollars)                                            Less than 1      2 - 3                       More than 5
                                                               Total         year          years       4 - 5 years        years
                                                              -------     -----------     --------     -----------     -----------
Long-term debt (excluding capital lease and
  pension obligations) ..................................     $ 402.5     $      42.1     $     --     $        --     $     360.4
Obligations under capital leases ........................         9.6             2.1          4.5             3.0              --
Electricity and natural gas purchase commitments ........         1.9             1.9           --              --              --
Capital commitments .....................................         1.0             1.0           --              --              --
Asset retirement obligations (undiscounted cash flow) ...       149.2            21.0         15.8            19.2            93.2
Due to FCCT .............................................         4.8             1.3          1.3             2.2              --
                                                              -------     -----------     --------     -----------     -----------
                                                              $ 569.0     $      69.4     $   21.6     $      24.4     $     453.6
                                                              =======     ===========     ========     ===========     ===========

The net expense relating to LEP's obligations for pensions and post-retirement benefits was $0.2 million for the first quarter ended March 31, 2004. For the year, the net expense is expected to be approximately $1.2 million.

OFF BALANCE SHEET ARRANGEMENTS

Financial Instruments

As at December 31, 2003 and March 31, 2004 there were no outstanding foreign exchange or commodity options, futures or forward contracts. LEP has the ability to address its price-related exposures through the limited use of options, futures and forward contracts, but generally does not enter into such arrangements.

For sales in the export market, LEP transacts in US dollars and therefore is sensitive to foreign exchange exposure when commitments to deliver coal are quoted in a foreign currency. Derivative financial instruments are not used to reduce LEP's exposure to fluctuations in foreign exchange rates.

                                                                     EXHIBIT 1.1

Guarantees

In connection with a borrowing facility, LEP has provided an indemnity in respect of transactions related to the extension of credit and environmental indemnities in respect of its properties to the lender. The indemnities extend for an unlimited period of time and the maximum potential liability cannot be determined at this time. No amounts have been accrued with respect to these indemnities.

RELATED PARTY TRANSACTIONS

LEP and Sherritt International Corporation (Sherritt) are parties to an administration agreement under which LEP appointed Sherritt to be LEP's exclusive manager for a period ending December 31, 2011, unless terminated earlier. The administration agreement delegates to Sherritt responsibility over LEP's day-to-day administration, except that such delegation will not reduce or derogate from the authority of the management committee of LEP. Sherritt must be specifically authorized by LEP to enter into any agreements or arrangements purporting to bind LEP. LEP will pay Sherritt an administration fee equal to Sherritt's reasonable direct costs and expenses plus 10%. LEP may terminate the agreement on six months notice to Sherritt, or 30 days notice in the event of a default, breach, misrepresentation or liquidation by Sherritt.

The total value of goods and services expensed under the administration agreement in the first quarter of 2004 amounted to $0.2 million. Accounts payable to related parties at March 31, 2004 totals $0.4 million.

CONTROLS AND PROCEDURES

Each of LEP and LCL has evaluated the effectiveness of the design and operation of its disclosure controls and procedures for the accurate and timely reporting of required information about it and its consolidated subsidiaries. Such evaluations were performed under the supervision of management, including the chief executive officer and chief financial officer, of each entity. Each of LEP and LCL has concluded that its respective disclosure controls and procedures were effective as at March 31, 2004. During 2003, LEP substantially completed the conversion to a new information system. The conversion procedures have been designed to maintain the integrity of the internal controls and as of the date of this report the conversion process has had no material adverse impact on the internal controls.

OUTLOOK

LEP is the largest coal producer in Canada, operating mines that produce most of Canada's domestic thermal coal. LEP owns eight surface mines, including one mine in which we have a 50% ownership interest, and we operate two surface mines under a mining contract with an electric utility. Together, the mines that we operate produce approximately 38 million tonnes of coal annually, making us one of the largest coal producers in North America.

A significant portion of LEP's operating margin(1) from continuing operations is derived from thermal coal sales to domestic customers, principally under long-term contracts to mine-mouth power generators in western Canada, and royalty income derived from coal and potash mining operations in Alberta and Saskatchewan. The remaining operating margin(1) includes export sales, contract mining at the Highvale and Whitewood mines, and sales of thermal coal to industrial customers.

Coal production is expected to be approximately 38 million tonnes in 2004, slightly higher than in 2003 reflecting the full year impact of the coal assets acquired in October 2003. The Genesee power plant is adding 450 MW of capacity, which is expected to be commissioned in the winter of 2004 - 2005, requiring higher coal deliveries. LEP's restructuring and rationalization program, which is designed to exploit the similarities of each of its mining operations and enhance overall efficiencies, is expected to result in reduced operating costs, enhanced productivity and increased profitability and cash flow in 2004 and subsequent years. The maturity of LEP's promissory note in December 2004 will result in an addition to EBITDA(1) of approximately $38 million in the fourth quarter. Capital expenditures are expected to be approximately $25 million in 2004. In addition, approximately $40 million in assets is expected to be financed through leases.

Cash flow from operations is expected to be sufficient to meet the existing and ongoing contractual obligations and commitments of LEP and LCL.

                                                                     EXHIBIT 1.1

Readers may access other information about LEP, including the annual Form 20-F for the year ended December 31, 2002, and other disclosure documents, reports, statements or other information that LEP files with the U.S. Securities and Exchange Commission through EDGAR at www.sec.gov/edgar or at Luscar's web site at www.luscar.com.

FORWARD-LOOKING INFORMATION

This interim report contains certain forward-looking statements such as statements within the meaning of the Private Securities Litigation Reform Act of 1995 (United States) relating to but not limited to LEP's expectations, intentions, plans, and beliefs. Forward-looking statements generally can be identified by the use of statements that include phrases such as "believe", "expect", "anticipate", "intend", "plan", "likely", "will" or other similar words or phrases. Similarly, statements that describe our expectations with respect to sales volumes and profitability from the Coal Valley mine, coal markets, demand and pricing, expectations with respect to the Char facility, effective tax rates and our objectives, plans or goals are or may be forward-looking statements. Actual results may differ materially from results expressed or implied by these forward-looking statements because of various factors including (i) the risk factors set forth in our annual report Form 20-F filed June 30, 2003 with the Securities and Exchange Commission, (ii) changes in the coal markets, including with respect to price and demand, (iii) our current cost or productivity estimates may change or prove incorrect, (iv) our initiation of opportunity capital projects not included in our current plans,
(v) changes in the amount of cash available for capital asset purchases, and
(vi) rating agency decisions and other future financing developments. The forward-looking statements included in this interim report are made as of the date of this report. We caution against placing undue reliance on forward-looking statements, which necessarily reflect current beliefs and are based on current (and perhaps evolving) information. We undertake no obligations to revise forward looking statements to reflect future events, changed circumstances, or changed beliefs.

CORPORATE OVERVIEW

LEP is a 50/50 general partnership formed on February 20, 2001 between Sherritt and the Ontario Teachers' Pension Plan Board. LEP owns LCL, which in turn owns Luscar Ltd. (Luscar). Luscar is Canada's largest producer of coal and operates ten thermal coal mines in Alberta and Saskatchewan. The mines we operate produce approximately 38 million tonnes of coal annually. Most of the coal produced is sold under long-term coal supply agreements to adjacent electric power stations in Alberta and Saskatchewan. These stations generate most of the electric power in these two provinces. We ship a lesser portion of our coal production to customers in Ontario and overseas and we also produce char which is sold to charcoal briquette manufacturers.




For further information contact:
Ernie Lalonde
Luscar Energy Partnership
(416) 934-7655

www.luscar.com

LUSCAR ENERGY PARTNERSHIP


                           CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)

                                                            AS AT         AS AT
                                                           MARCH 31    DECEMBER 31
                                                             2004          2003
                                                          ----------   ------------
(in thousands of Canadian dollars)                                     (RESTATED -
                                                                          NOTE 2)
ASSETS
CURRENT
    Cash and cash equivalents .........................   $   29,953   $     21,750
    Accounts receivable ...............................       74,147         62,087
    Income taxes recoverable ..........................        1,016          1,096
    Inventories .......................................       38,010         43,816
    Overburden removal costs ..........................        3,134          4,199
    Prepaid expenses ..................................        3,705          2,073
                                                          ----------   ------------
                                                             149,965        135,021
Capital assets [notes 2 & 10] .........................    1,384,899      1,405,306
Other assets ..........................................       28,879         27,704
                                                          ----------   ------------
                                                          $1,563,743   $  1,568,031
                                                          ==========   ============
LIABILITIES AND PARTNERS' EQUITY
CURRENT
    Credit facility [note 6] ..........................   $   12,000   $     12,000
    Trade accounts payable and accrued charges ........       27,783         39,884
    Accrued interest payable ..........................       17,965          7,219
    Accrued payroll and employee benefits .............       11,338         10,332
    Income taxes payable ..............................        2,678          2,472
    Current portions of
       Long-term debt [note 6] ........................       45,675         46,342
       Asset retirement obligations [notes 2 & 10] ....       19,849         17,829
       Future income taxes ............................        3,285          1,438
                                                          ----------   ------------
                                                             140,573        137,516
Accrued pension benefit obligation ....................        5,182          4,956
Long-term debt [note 6] ...............................      370,118        365,934
Asset retirement obligations [notes 2 & 10] ...........       88,376         90,509
Future income taxes ...................................      328,947        349,094
                                                          ----------   ------------
                                                             933,196        948,009
PARTNERS' EQUITY
    Partners' equity ..................................      630,547        620,022
                                                          ----------   ------------
                                                          $1,563,743   $  1,568,031
                                                          ==========   ============

See accompanying notes

LUSCAR ENERGY PARTNERSHIP

            CONSOLIDATED STATEMENTS OF EARNINGS AND PARTNERS' EQUITY
                                   (UNAUDITED)

                                                                                              THREE MONTHS
                                                                                              ENDED MARCH 31
                                                                                        ------------------------
                                                                                           2004          2003
                                                                                        ----------    ----------
                                                                                                     (RESTATED -
(in thousands of Canadian dollars)                                                                       NOTE 2)
REVENUE [note 5] ....................................................................   $  126,486    $   90,188
EXPENSES AND OTHER INCOME

   Cost of sales ....................................................................       87,910        65,410
   Selling, general and administrative expenses .....................................        4,055         4,776
   Depreciation and amortization [notes 2 & 10] .....................................       24,593        23,212
   Asset retirement obligation accretion [notes 2 & 10] .............................        1,819         1,722
   Foreign currency translation loss (gain) [note 7] ................................        4,978       (29,230)
   Interest expense [note 8] ........................................................       11,726        12,594
   Other income [note 9] ............................................................       (1,632)       (1,657)
                                                                                        ----------    ----------
EARNINGS (LOSS) FROM CONTINUING OPERATIONS BEFORE TAXES .............................       (6,963)       13,361
Income tax expense (recovery) .......................................................      (17,488)        9,596
                                                                                        ----------    ----------
Net earnings from continuing operations .............................................       10,525         3,765
Discontinued operations [note 4] ....................................................           --        19,130
                                                                                        ----------    ----------
NET EARNINGS FOR THE PERIOD .........................................................       10,525        22,895
Partners' equity at beginning of period, as previously stated .......................      659,087       529,163
Change in accounting policy for asset retirement obligations [notes 2 & 10] .........      (39,065)      (39,160)
Distribution to partners ............................................................           --       (21,962)
                                                                                        ----------    ----------

PARTNERS' EQUITY AT END OF PERIOD, AS RESTATED ......................................   $  630,547    $  490,936
                                                                                        ==========    ==========

See accompanying notes

LUSCAR ENERGY PARTNERSHIP

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                                          THREE MONTHS
                                                                          ENDED MARCH 31
                                                                    ------------------------
                                                                       2004          2003
                                                                    ----------    ----------
(in thousands of Canadian dollars)                                               (RESTATED -
                                                                                   NOTE 2)
OPERATING ACTIVITIES
Net earnings for the period .....................................   $   10,525    $   22,895
Non-cash items:
   Depreciation and amortization ................................       24,593        24,171
   Asset retirement obligation accretion ........................        1,819         1,722
   Future income taxes ..........................................      (18,301)       16,298
   Foreign currency translation loss (gain) [note 7] ............        5,000       (29,405)
   Gain on transfer and disposal of capital assets ..............       (1,413)      (25,087)
   Pension expense ..............................................          226          (118)
   Asset retirement obligations .................................       (4,050)       (3,712)
   Other ........................................................         (845)       (1,679)
Change in non-cash working capital ..............................       (8,686)       39,470
                                                                    ----------    ----------
                                                                         8,868        44,555
                                                                    ----------    ----------
INVESTING ACTIVITIES
Capital asset purchases .........................................       (1,520)       (4,756)
Proceeds on disposal of capital assets ..........................        1,602         1,102
Other investments ...............................................           --            75
                                                                    ----------    ----------
                                                                            82        (3,579)
                                                                    ----------    ----------

FINANCING ACTIVITIES
Financial instruments ...........................................           --          (704)
Distribution to partners ........................................           --       (15,000)
Repayments of long-term debt ....................................         (725)         (582)
                                                                    ----------    ----------
                                                                          (725)      (16,286)
                                                                    ----------    ----------

Change in cash position .........................................        8,225        24,690
Foreign currency translation loss [note 7] ......................          (22)         (927)
Cash position, beginning of period ..............................        9,750        73,713
                                                                    ----------    ----------
Cash position, end of period ....................................   $   17,953    $   97,476
                                                                    ==========    ==========

Cash position consists of:
   Cash and cash equivalents ....................................   $   29,953    $   97,476
   Credit facility ..............................................      (12,000)           --
                                                                    ----------    ----------
Cash position, end of period ....................................   $   17,953    $   97,476
                                                                    ==========    ==========

Interest paid ...................................................   $      980    $      270
Taxes paid ......................................................   $      813    $      462


See accompanying notes

LUSCAR ENERGY PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        THREE MONTHS ENDED MARCH 31, 2004
                                   (Unaudited)


1.       BASIS OF PRESENTATION

The quarterly consolidated financial statements presented herein are unaudited. The statements have been prepared in accordance with Canadian generally accepted accounting principles and follow the same accounting policies as the annual audited consolidated financial statements and related notes contained in our Form 20-F filed June 30, 2003 with the United States Securities and Exchange Commission, except as described in Note 2, but do not contain certain disclosures required by generally accepted accounting principles for annual statements. Readers should be cautioned that interpretation of annual financial results without a full set of accompanying notes could be misleading. All amounts are in thousands of Canadian dollars unless otherwise stated.

2.       CHANGES IN ACCOUNTING POLICIES AND ESTIMATES

     ASSET RETIREMENT OBLIGATIONS (SEE NOTE 10)

In March 2003, the CICA issued new accounting rules dealing with asset retirement obligations, which come into effect for fiscal years beginning on or after January 1, 2004. This change in accounting policy was applied retroactively and accordingly, the financial statements of prior periods were restated. The rules address financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The standard applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development, and use of the asset. The rules require that the estimated fair value of an asset retirement obligation be recognized as a liability in the period incurred. A corresponding amount is added to the carrying amount of the associated asset and depreciated over the asset's useful life. The liability is accreted over time through charges to earnings to reflect changes in its present value. This differs from the previous practice, which involved accruing for the estimated reclamation, site restoration, and mine closure liability through charges to earnings on a unit of production basis over the expected life of each mine's reserves.

The cumulative effect of the new accounting standard on the balance sheet at December 31, 2003 was to increase capital assets by $7,923, decrease future income taxes by $19,359, increase accrued reclamation cost by $67,030, and decrease opening retained earnings by $39,065. In the first quarter of 2004, depreciation and amortization expense increased by $1,140, accretion expense was $1,819, gain on settlement of asset retirement obligations was $858, and operating margin(1) increased by $2,986 as a result of the change in accounting policy. This compared with an increase in depreciation and amortization expense of $1,430, accretion expense of $1,722, loss on settlement of asset retirement obligations of $192, and an increase in operating margin(1) of $2,576 for the first quarter of 2003. The increase in operating margin(1) resulted from the elimination of site restoration provision following implementation of the new accounting standard. The gain on transfer of metallurgical assets in the first quarter of 2003 was reduced by $1,630.

     CHANGE IN ESTIMATED USEFUL LIVES

Concurrent with the implementation of the new accounting rules related to asset retirement obligations, LEP undertook a comprehensive review of the estimated useful lives of capital assets. As a result of this review the depreciation and amortization of capital assets was reduced resulting in a reduction of $2,656 for the first quarter of 2004.

LUSCAR ENERGY PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        THREE MONTHS ENDED MARCH 31, 2004
                                   (Unaudited)


     IMPAIRMENT OF LONG-LIVED ASSETS

In 2003, the CICA issued Section 3063, impairment of long-lived assets, which is effective for fiscal years beginning on or after April 1, 2003. This Section provides guidance on recognizing, measuring and disclosing impairment of long-lived assets. There were no impairment losses recorded in respect of long-lived assets in the first quarter of 2004.

     GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

CICA Handbook Section 1100, Generally Accepted Accounting Principles, was issued in October 2003, and is effective for fiscal years beginning January 1, 2004. The section establishes standards for financial reporting in accordance with generally accepted accounting principles (GAAP) and clarifies the relative authority of various accounting pronouncements and other sources within GAAP. There was no impact to the financial statements in adopting this new standard.

     GENERAL STANDARDS OF FINANCIAL STATEMENT PRESENTATION

In July 2003, the CICA issued Section 1400, General Standards of Financial Statement Presentation, which is effective for fiscal years beginning on January 1, 2004. This standard clarifies what constitutes fair presentation in accordance with GAAP, which involves providing sufficient information in a clear and understandable manner about certain transactions or events of such size, nature and incidence that their disclosure is necessary to understand LEP's financial statements. This standard was reflected in the consolidated financial statements.

     HEDGING RELATIONSHIPS

In 2003, the CICA issued Accounting Guideline 13, Hedging Relationships, which deals with the identification, documentation, designation and effectiveness of hedges and also the discontinuance of hedge accounting but does not specify hedge accounting methods. This guidance is applicable to hedging relationships in effect for fiscal years beginning on or after July 1, 2003. The implementation of this guideline did not materially change the accounting policies in use and as a result, it did not have an impact on the financial statements. Likewise, EIC Abstract 128, Accounting for Trading, Speculative or Non-hedging Derivative Financial Instruments, requires most freestanding derivative financial instruments that do not qualify for hedge accounting under Accounting Guideline 13, to be recognized on the balance sheet at fair value. The adoption of this Abstract had no impact on the financial statements.

     GUARANTEES

During 2003, LEP adopted the CICA Accounting Guideline 14, Disclosure of Guarantees. This new policy requires the disclosure of information regarding certain types of guarantee contracts that require payments contingent on specified types of future events. All significant guarantee contracts will be disclosed within the notes to the annual financial statements.

3.       ACQUISITION

On October 17, 2003 LCL acquired 100% of the shares of Sherritt Coal Acquisition Inc. (SCAI), a wholly owned subsidiary of Sherritt Coal Partnership II (SCPII). LEP, LCL, SCAI and SCPII are all owned, as to 50% each, directly or indirectly, by Sherritt International Corporation (Sherritt) and Ontario Teachers' Pension Plan Board (Teachers'). The sale was completed for total consideration of $455,000. The transaction has been recorded in the financial statements at the net asset carrying amount of $208,838. The difference of $246,162 between the consideration paid

LUSCAR ENERGY PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        THREE MONTHS ENDED MARCH 31, 2004
                                   (Unaudited)


and the carrying value of the assets received is considered an equity distribution and is charged to equity in the current year. Subsequent to the purchase of SCAI, Sherritt and Teachers' made a cash equity contribution to LEP of $298,605, which was used to acquire the promissory notes due from LCL.

The allocation of the values of assets and liabilities acquired was completed in the fourth quarter 2003. PriceWaterhouseCoopers LLP provided an opinion that the transaction was fair from a financial point of view to the holders of LCL's 9.75% senior notes based upon and subject to, amongst other things, the scope of their review and limitations and assumptions as outlined in their opinion letter and an indemnity in certain circumstances. The opinion was one factor among many that the management committee of LEP considered in contemplation of the transaction.

The assigned fair values of the underlying net assets acquired are summarized as follows:

ACQUISITION FUNDING AND COST
(in thousands of Canadian dollars)
Cash.............................................................................     $   70,000
FCCT units.......................................................................         86,395
Promissory notes.................................................................        298,605
                                                                                      ----------
                                                                                         455,000
                                                                                      ----------

IDENTIFIABLE NET ASSETS ACQUIRED
(in thousands of Canadian dollars)
Capital assets...................................................................        228,264
Working capital..................................................................          2,831
Cash.............................................................................          1,356
Short-term debt..................................................................        (12,000)
Long-term debt...................................................................         (6,043)
Future income taxes..............................................................         (5,570)
                                                                                      ----------
                                                                                         208,838
                                                                                      ----------

Consideration less net assets acquired...........................................        246,162
Equity impact from disposal of FCCT units, net of applicable taxes of $553.......          2,482
Less equity contribution from partners...........................................       (298,605)
                                                                                      ----------
Net equity contribution..........................................................     $  (49,961)
                                                                                      ==========


4.       DISCONTINUED OPERATIONS

During the first quarter of 2003, LCL exchanged its metallurgical coal assets and port facilities for units in the Fording Canadian Coal Trust (Fording trust). LCL received 2,979,000 units of the trust and affiliates of Sherritt and Teachers' received 221,000 units of the trust for a total value of $100,801 in exchange for these assets. LCL received $16,156 related to the estimate of working capital for the metallurgical assets. A gain of $17,812, net of taxes of $6,346 and selling expenses of $744, was recorded on the disposal.

The results of discontinued operations are as follows:

                                                           THREE MONTHS
                                                           ENDED MARCH 31
                                                     ------------------------
(in thousands of Canadian dollars)                      2004          2003
                                                     ----------    ----------
                                                                  (RESTATED -
                                                                     NOTE 2)
Net income.......................................    $       --    $    1,318
Gain on sale of assets (see below)...............            --        17,812
                                                     ----------    ----------
                                                     $       --    $   19,130
                                                     ==========    ==========

In 2003, income from the metallurgical assets for the period prior to the sale was $1,318 net of taxes of $938. During the same period revenues were $29,258.

LUSCAR ENERGY PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        THREE MONTHS ENDED MARCH 31, 2004
                                   (Unaudited)


The carrying values of the assets and liabilities related to the discontinued operations were as follows:

                                                                                    AS AT
                                                                                 FEBRUARY 28
                                                                                    2003
                                                                                -------------
                                                                             (RESTATED - NOTE 2)
(in thousands of Canadian dollars)

Accounts receivable.......................................................      $      2,653
Inventories...............................................................            24,594
Overburden removal costs..................................................            23,827
Capital assets............................................................            48,777
Other assets..............................................................             1,823
                                                                                ------------
Total assets..............................................................           101,674
                                                                                ------------

Bank overdraft............................................................             1,020
Accounts payable and accrued charges......................................            12,473
Asset retirement obligations..............................................             6,892
Capital leases............................................................             2,189
Other liabilities.........................................................             1,267
                                                                                ------------
Total liabilities.........................................................            23,841
                                                                                ------------
Net assets related to discontinued operations.............................      $     77,833
                                                                                ============

GAIN ON SALE OF ASSETS
Proceeds..................................................................      $    100,801
Overburden removal costs..................................................           (23,827)
Capital assets............................................................           (48,777)
Other assets..............................................................            (1,823)
Asset retirement obligations..............................................             6,892
Capital leases............................................................             2,189
Other liabilities.........................................................             1,267
Liabilities retained by LEP...............................................           (11,820)
Taxes ....................................................................            (6,346)
Selling expenses..........................................................              (744)
                                                                                ------------
Gain on sale of assets....................................................      $     17,812
                                                                                ============

Under the terms and conditions of the sale agreement, LEP retained liabilities relating to severance, unfunded pension plans, and asset retirement obligations in total of $11,820.

Net cash flows relating to the discontinued operations presented on the statement of cash flows is detailed as follows:

                                                                      THREE MONTHS
                                                                      ENDED MARCH 31
                                                                ------------------------
(in thousands of Canadian dollars)                                 2004          2003
                                                                ----------    ----------
Operating activities.........................................   $       --    $   21,689
Investing activities.........................................           --          (313)
Financing activities.........................................           --       (21,889)
                                                                ----------    ----------
Cash flows related to discontinued operations................   $       --    $     (513)
                                                                ==========    ==========


5.       REVENUE

LEP owns and operates surface mines located in western Canada, producing coal for consumption by domestic and foreign customers. Following the disposition of our metallurgical coal operations in February 2003, LEP's mining operations have been accounted for as one segment having similar economic and operating characteristics,

LUSCAR ENERGY PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        THREE MONTHS ENDED MARCH 31, 2004
                                   (Unaudited)


customers and operations and have been aggregated for the purpose of revenue reporting. Prior to February 2003, amounts related to metallurgical coal operations included incidental thermal coal byproduct at Line Creek mine. Prior period figures have been restated to conform to this presentation.

Disclosures with respect to export and domestic sales are as follows:

                                                                THREE MONTHS ENDED MARCH 31
                                                          ---------------------------------------
                                                                 2004                 2003
                                                          ------------------   ------------------
                                                            SALES               SALES
                                                           REVENUE   TONNES    REVENUE    TONNES
                                                          --------  --------   --------   -------
(in thousands of Canadian dollars except
volumes which are in thousands of tonnes)

Export.................................................   $ 16,236       343   $ 11,943       224
Domestic...............................................    110,250     9,768     78,245     4,726
                                                          --------  --------   --------   -------
                                                          $126,486    10,111   $ 90,188     4,950
                                                          ========  ========   ========   =======


Export coal sales are generally denominated in United States dollars.

Revenues are derived from significant customers and in some cases substantially all production from a particular mine is sold to one customer. The number of customers, each accounting for more than 10% of revenue by type of operation and for the periods indicated below, is as follows:

                                                                THREE MONTHS ENDED MARCH 31
                                                          ---------------------------------------
                                                                 2004                 2003
                                                          -------------------  -------------------
                                                            SALES   NUMBER OF   SALES    NUMBER OF
                                                           REVENUE  CUSTOMERS  REVENUE   CUSTOMERS
                                                          --------  ---------  --------  ---------
(in thousands of Canadian dollars except
number of customers)

Major Customers...................................        $ 86,950          3  $ 60,495          2


Credit risks are minimized to the extent that customers include major domestic utilities and that accounts receivable on export sales are generally insured under government export development programs or secured by letters of credit.

LUSCAR ENERGY PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        THREE MONTHS ENDED MARCH 31, 2004
                                   (Unaudited)



6.       LONG-TERM DEBT

                                                            AS AT         AS AT
                                                          MARCH 31,    DECEMBER 31
                                                            2004           2003
                                                          ---------    -----------
(in thousands of Canadian dollars)

Senior notes, at issue date ...........................   $ 429,660    $   429,660
Cumulative foreign currency translation gain ..........     (69,272)       (74,250)
                                                          ---------    -----------
Senior notes, at balance sheet date ...................     360,388        355,410
                                                          ---------    -----------

9.625% promissory note, due December 30, 2004 .........      89,300         89,300
Less sinking fund .....................................     (47,149)       (46,191)
                                                          ---------    -----------
                                                             42,151         43,109
                                                          ---------    -----------

Capital lease obligations .............................       8,454          8,957
                                                          ---------    -----------

Due to FCCT ...........................................       4,800          4,800
                                                          ---------    -----------

Long-term debt ........................................     415,793        412,276
Current portion of long-term debt .....................     (45,675)       (46,342)
                                                          ---------    -----------
                                                          $ 370,118    $   365,934
                                                          =========    ===========

Effective February 4, 2004, LEP and LCL signed a senior credit agreement with a syndicate of Canadian chartered banks consisting of a revolving 364 day operating credit facility that permits maximum aggregate borrowings of $115,000, subject to a borrowing base, which includes accounts receivable, coal inventories, a $25,000 charge on a dragline, and a general assignment of LCL's assets. The facility is split into two tranches, the Reclamation LC facility and the Working Capital facility. Up to $65,000 of reclamation letters of credit can be issued under the Reclamation LC facility. To date $58,290 of letters of credit, providing reclamation security, have been issued. Under the Working Capital facility, up to $50,000 in advances may be made, including up to $25,000 in letters of credit. As of March 31, 2004 $12,000 in cash and $2,259 in letters of credit have been drawn against this facility. Interest rates payable or advances under the facility are based on prime lending rates plus interest rate margins ranging from 0.25% to 1.25% depending on LEP's ratio of debt to operating earnings before interest, taxes, depreciation and amortization (EBITDA(1)).

Prior to the replacement of the credit facilities, as indicated above, LEP and LCL were party to a senior credit agreement with a syndicate of Canadian chartered banks consisting of a revolving 364 day operating credit facility that permits maximum aggregate borrowings of $100,000, subject to a borrowing base, which includes accounts receivable, coal inventories and a $25,000 charge on a dragline. Up to $75,000 of the credit facility may be used to secure letters of credit. Interest rates payable or advances under the facility are based on prime lending rates plus interest rate margins ranging from 0.25% to 1.25% depending on LEP's ratio of debt to EBITDA(1). In November 2003, the senior credit agreement was extended until February 29, 2004 under the same terms and conditions and replaced February 4, 2004.

Prior to the replacement of the credit facilities, as indicated above, and as a result of the acquisition of the new thermal assets effective October 17, 2003, LEP and LCL assumed Sherritt Coal Acquisition Inc.'s senior credit agreement with a Canadian chartered bank, consisting of a 364 day operating credit facility that permits maximum aggregate borrowings of $15,000, guaranteed by a partner of LEP. In November 2003, this facility was extended until February 29, 2004 under the same terms and conditions and replaced February 4, 2004.

Amounts due to FCCT relate primarily to obligations under the Line Creek and Luscar mine defined benefit pension plan, which was under-funded at the date of transfer from LCL. This amount is repayable in annual installments over 5 years and outstanding amounts bear interest at 6.5% per annum. The first payment was due April 1, 2003, but

LUSCAR ENERGY PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        THREE MONTHS ENDED MARCH 31, 2004
                                   (Unaudited)


payment has been delayed pending the finalization of outstanding issues which are expected to be resolved in the second quarter. The current portion of long-term debt includes the second quarter expected payment of $1,320.

7.       FOREIGN CURRENCY TRANSLATION

Foreign currency translation gains and losses consist of the following:

                                                                             THREE MONTHS
                                                                             ENDED MARCH 31
                                                                       ------------------------
                                                                          2004          2003
                                                                       ----------    ----------
(in thousands of Canadian dollars)

Foreign currency translation loss (gain)  on
  Senior notes .....................................................    $   4,978    $  (30,332)
  US dollar cash balances...........................................           22           927
  Working capital balances .........................................          (22)          175
                                                                        ---------    ----------
                                                                        $   4,978    $  (29,230)
                                                                        =========    ==========


8.       INTEREST EXPENSE

Interest expense consists of the following:

                                                                              THREE MONTHS
                                                                              ENDED MARCH 31
                                                                        ------------------------
                                                                           2004          2003
                                                                        ----------    ----------
(in thousands of Canadian dollars)

Senior notes .......................................................    $    8,886    $   10,023
Promissory notes net of sinking fund interest income................         1,414         2,560
Financial instruments...............................................            --          (448)
Capital leases......................................................           152            50
Reclamation security................................................           648           536
Investment income ..................................................            --          (490)
Other ..............................................................           626           363
                                                                        ----------    ----------
                                                                        $   11,726    $   12,594
                                                                        ==========    ==========

LUSCAR ENERGY PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        THREE MONTHS ENDED MARCH 31, 2004
                                   (Unaudited)


9.       OTHER INCOME

Other income consists of the following:

                                                                                 THREE MONTHS
                                                                                 ENDED MARCH 31
                                                                           -----------------------
                                                                             2004           2003
                                                                           ---------     ---------
(in thousands of Canadian dollars)

Recovery of Crown royalties............................................    $      --     $    (199)
Loss (gain) on settlement of asset retirement obligations..............         (858)          192
Net pension plan expense (recovery) ...................................          226          (118)
Gain on disposal of capital assets.....................................       (1,413)       (1,102)
Deferred exploration...................................................          145            --
Distributions from Fording Canadian Coal Trust.........................           --          (775)
Other expense .........................................................          268           345
                                                                           ---------     ---------
                                                                           $  (1,632)    $  (1,657)
                                                                           =========     =========

Net pension plan expense excludes certain current service and other costs, which are included in cost of sales.

10.      ASSET RETIREMENT OBLIGATIONS

Our estimates of future asset retirement obligations are based on reclamation standards that meet regulatory requirements. Elements of uncertainty in estimating these amounts include potential changes in regulatory requirements, decommissioning and reclamation alternatives, and amounts to be recovered from other parties. Future reclamation, site restoration, and mine closure costs are estimated to be $149,155. LEP technical personnel review these estimates annually or more frequently as required by regulatory agencies. In connection with future reclamation, site restoration, and mine closure costs, LCL has provided financial assurances of $58,290 in the form of letters of credit to satisfy current regulatory requirements. The following are reconciliations of the beginning and ending liabilities for asset retirement obligations for the periods shown.

                                                                  THREE MONTHS           YEAR
                                                                      ENDED              ENDED
                                                                    MARCH 31,         DECEMBER 31
                                                                      2004                2003
                                                                  ------------       -------------
(in thousands of Canadian dollars)
Asset retirement obligations, beginning of period.............    $    108,338       $     106,645
Additional liabilities incurred...............................           2,119              12,713
Accretion expense.............................................           1,819               6,889
Liabilities settled...........................................          (4,051)            (17,909)
                                                                  ------------       -------------
Asset retirement obligations, end of period...................    $    108,225       $     108,338
Less current portion..........................................         (19,849)            (17,829)
                                                                  ------------       -------------
                                                                  $     88,376       $      90,509
                                                                  ============       =============

Key assumptions on which the carrying amount of the asset retirement obligations are based are as follows:

  (i)    Total undiscounted amount of the estimated cash flow - $149,155.

  (ii) Expected timing of payment of cash flows is based on the life of mine plans and will be incurred between the current period and 2053.

  (iii) Asset retirement obligations are recognized when incurred and recorded as liabilities at fair value assuming a credit-adjusted risk-free rate of approximately 6 per cent on average.

LUSCAR ENERGY PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        THREE MONTHS ENDED MARCH 31, 2004
                                   (Unaudited)


11.      CONDENSED CONSOLIDATING INFORMATION

     The following condensed consolidated information is provided for the period ending March 31, 2004.

(a) CONDENSED CONSOLIDATING BALANCE SHEETS

                                                                                AS AT MARCH 31, 2004
                                                     ----------------------------------------------------------------------------
                                                       LUSCAR       LUSCAR COAL    LUSCAR ENERGY    CONSOLIDATING    CONSOLIDATED
                                                      COAL LTD.     INCOME FUND     PARTNERSHIP        ENTRIES            LEP
                                                     -----------    -----------    -------------    -------------    ------------
(in thousands of Canadian dollars)

ASSETS
CURRENT
   Cash and cash equivalents .....................   $    27,425    $     2,431    $          97    $          --    $     29,953
   Accounts receivable ...........................        74,147             --               --               --          74,147
   Income taxes recoverable ......................           832             --              184               --           1,016
   Inventories ...................................        38,010             --               --               --          38,010
   Overburden removal costs ......................         3,134             --               --               --           3,134
   Prepaid expenses ..............................         3,605             --              100               --           3,705
                                                     -----------    -----------    -------------    -------------    ------------
                                                         147,153          2,431              381               --         149,965
Investments in related parties ...................            --        585,089          466,478       (1,051,567)             --
Notes receivable from LCL ........................            --             --          298,605         (298,605)             --
Capital assets ...................................     1,407,911             --               --          (23,012)      1,384,899
Other assets .....................................        28,087            793            9,000           (9,001)         28,879
                                                     -----------    -----------    -------------    -------------    ------------
                                                     $ 1,583,151    $   588,313    $     774,464    $  (1,382,185)   $  1,563,743
                                                     ===========    ===========    =============    =============    ============

LIABILITIES AND PARTNERS' EQUITY
CURRENT
   Credit facility ...............................   $    12,000    $        --    $          --    $          --    $     12,000
   Trade accounts payable and accrued charges ....        27,030            (68)           1,011             (190)         27,783
   Accrued interest payable ......................        34,007             --               --          (16,042)         17,965
   Accrued payroll and employee benefits .........        11,338             --               --               --          11,338
   Income taxes payable ..........................         2,678             --               --               --           2,678
   Current portions of
       Long-term debt ............................        45,675             --               --               --          45,675
       Asset retirement obligations ..............        19,849             --               --               --          19,849
       Future income taxes .......................         3,285             --               --               --           3,285
   Due to (from) related parties .................        37,578          6,299          (50,095)           6,218              --
                                                     -----------    -----------    -------------    -------------    ------------
                                                         193,440          6,231          (49,084)         (10,014)        140,573
Accrued pension benefit obligation ...............        10,217             --               --           (5,035)          5,182
Long-term debt ...................................       370,118             --               --               --         370,118
Promissory notes due to LEP ......................       298,605             --               --         (298,605)             --
Convertible debentures ...........................            --         96,053               --          (96,053)             --
Subordinated notes due to LCIF ...................       642,969             --               --         (642,969)             --
Asset retirement obligations .....................        88,376             --               --               --          88,376
Future income taxes ..............................       328,947             --               --               --         328,947
                                                     -----------    -----------    -------------    -------------    ------------
                                                       1,932,672        102,284          (49,084)      (1,052,676)        933,196
PARTNERS' EQUITY .................................      (349,521)       486,029          823,548         (329,509)        630,547
                                                     -----------    -----------    -------------    -------------    ------------
                                                     $ 1,583,151    $   588,313    $     774,464    $  (1,382,185)   $  1,563,743
                                                     ===========    ===========    =============    =============    ============

LUSCAR ENERGY PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        THREE MONTHS ENDED MARCH 31, 2004
                                   (Unaudited)

11. CONDENSED CONSOLIDATING INFORMATION (CONTINUED)

(b) CONDENSED CONSOLIDATING STATEMENTS OF EARNINGS

                                                                             THREE MONTHS ENDED MARCH 31, 2004
                                                     ----------------------------------------------------------------------------
                                                       LUSCAR       LUSCAR COAL    LUSCAR ENERGY    CONSOLIDATING    CONSOLIDATED
                                                      COAL LTD.     INCOME FUND     PARTNERSHIP        ENTRIES            LEP
                                                     -----------    -----------    -------------    -------------    ------------
(in thousands of Canadian dollars)

REVENUE ..........................................   $   126,486    $        --    $          --    $          --    $    126,486
EXPENSES AND OTHER INCOME
    Cost of sales ................................        87,910             --               --               --          87,910
    Selling, general and administrative
     expenses ....................................         3,694             --              361               --           4,055
    Equity pickup ................................            --             38              192             (230)             --
    Depreciation and amortization ................        24,225            154               --              214          24,593
    Asset retirement obligation accretion ........         1,819             --               --               --           1,819
    Foreign currency translation loss ............         4,978             --               --               --           4,978
    Intercompany interest expense (income)  ......        11,089             --           (8,892)          (2,197)             --
    Interest expense (income) ....................        11,929             --               --             (203)         11,726
    Other expense (income) .......................        (1,632)            --               --               --          (1,632)
                                                     -----------    -----------    -------------    -------------    ------------
EARNINGS (LOSS) BEFORE INCOME TAXES ..............       (17,526)          (192)           8,339            2,416          (6,963)
Income tax recovery ..............................       (17,488)            --               --               --         (17,488)
                                                     -----------    -----------    -------------    -------------    ------------
NET EARNINGS (LOSS) FOR THE PERIOD ...............   $       (38)   $      (192)   $       8,339    $       2,416    $     10,525
                                                     ===========    ===========    =============    =============    ============

LUSCAR ENERGY PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        THREE MONTHS ENDED MARCH 31, 2004
                                   (Unaudited)


11.      CONDENSED CONSOLIDATING INFORMATION (CONTINUED)

(c)  CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

                                                                            THREE MONTHS ENDED MARCH 31, 2004
                                                     ----------------------------------------------------------------------------
                                                       LUSCAR       LUSCAR COAL    LUSCAR ENERGY    CONSOLIDATING    CONSOLIDATED
                                                      COAL LTD.     INCOME FUND     PARTNERSHIP        ENTRIES            LEP
                                                     -----------    -----------    -------------    -------------    ------------
(in thousands of Canadian dollars)

OPERATING ACTIVITIES
Net earnings (loss) for the period ...............   $       (38)   $      (192)   $       8,339    $       2,416    $     10,525
Non-cash items:
  Depreciation and amortization ..................        24,225             --               --              368          24,593
  Asset retirement obligation accretion ..........         1,819             --               --               --           1,819
  Future income taxes ............................       (18,301)            --               --               --         (18,301)
  Foreign currency translation loss ..............         5,000             --               --               --           5,000
  Equity pickup ..................................            --             38              192             (230)             --
  Gain on transfer and disposal of capital
    assets .......................................        (1,413)            --               --               --          (1,413)
  Pension expense ................................           226             --               --               --             226
  Asset retirement obligations ...................        (4,050)            --               --               --          (4,050)
  Other ..........................................          (850)            --               --                5            (845)
Change in non-cash working capital ...............         2,307             26           (8,460)          (2,559)         (8,686)
                                                     -----------    -----------    -------------    -------------    ------------
                                                           8,925           (128)              71               --           8,868
                                                     -----------    -----------    -------------    -------------    ------------
INVESTING ACTIVITIES
Capital asset purchases ..........................        (1,520)            --               --               --          (1,520)
Proceeds on disposal of capital assets ...........         1,602             --               --               --           1,602
                                                     -----------    -----------    -------------    -------------    ------------
                                                              82             --               --               --              82
                                                     -----------    -----------    -------------    -------------    ------------
FINANCING ACTIVITIES
Repayments of long-term debt .....................          (725)            --               --               --            (725)
                                                     -----------    -----------    -------------    -------------    ------------
                                                            (725)            --               --               --            (725)
                                                     -----------    -----------    -------------    -------------    ------------

Change in cash position ..........................         8,282           (128)              71               --           8,225
Foreign currency translation loss ................           (22)            --               --               --             (22)
Cash position, beginning of period ...............         7,165          2,559               26               --           9,750
                                                     -----------    -----------    -------------    -------------    ------------
Cash position, end of period .....................   $    15,425    $     2,431    $          97    $          --    $     17,953
                                                     ===========    ===========    =============    =============    ============

Cash position consists of:
  Cash ...........................................   $    27,425    $     2,431    $          97    $          --    $     29,953
  Credit facility ................................       (12,000)            --               --               --         (12,000)
                                                     -----------    -----------    -------------    -------------    ------------
Cash position, end of period .....................   $    15,425    $     2,431    $          97    $          --    $     17,953
                                                     ===========    ===========    =============    =============    ============

12.      COMMITMENTS AND CONTINGENCIES

On January 13, 2003, LEP agreed to transfer substantially all of its metallurgical coal assets to Fording Canadian Coal Trust effective February 28, 2003. The transfer of the assets has been substantially completed but certain steps of the agreement have not been finalized due to differences in interpretation between certain parties to the transaction. Outstanding issues include working capital adjustments, federal Goods and Services Taxes on certain payments made under the agreement, and obligations for reclamation activities. Resolution of these issues is expected during the second quarter of 2004.

13.      COMPARATIVE FIGURES

Certain 2003 comparative figures have been reclassified to conform to the presentation adopted for 2004.

LUSCAR COAL LTD.


                           CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)

                                                                                  AS AT            AS AT
                                                                                MARCH 31        DECEMBER 31
                                                                                  2004              2003
                                                                             --------------    --------------
(in thousands of Canadian dollars)                                                           (RESTATED - NOTE 2)
ASSETS
CURRENT
    Cash and cash equivalents..............................................  $       27,425    $       19,165
    Accounts receivable....................................................          74,147            62,087
    Income taxes recoverable...............................................             832               912
    Inventories............................................................          38,010            43,816
    Overburden removal costs...............................................           3,134             4,199
    Prepaid expenses.......................................................           3,605             2,073
                                                                             --------------    --------------
                                                                                    147,153           132,252
Capital assets [notes 2 & 10]..............................................       1,407,911         1,428,103
Other assets...............................................................          28,087            26,758
                                                                             --------------    --------------
                                                                             $    1,583,151    $    1,587,113
                                                                             ==============    ==============

LIABILITIES AND SHAREHOLDERS' DEFICIT
CURRENT
    Credit facility [note 6]...............................................  $       12,000    $       12,000
    Trade accounts payable and accrued charges.............................          27,030            39,830
    Accrued interest payable...............................................          34,007            14,369
    Accrued payroll and employee benefits..................................          11,338            10,332
    Income taxes payable...................................................           2,678             2,472
    Current portions of
        Long-term debt [note 6]............................................          45,675            46,342
        Asset retirement obligations [notes 2 & 10]........................          19,849            17,829
        Future income taxes................................................           3,285             1,438
    Due to Luscar Energy Partnership.......................................          37,333            34,638
    Due to related party...................................................             245               245
                                                                             --------------    --------------
                                                                                    193,440           179,495
Accrued pension benefit obligation.........................................          10,217             9,991
Long-term debt [note 6]....................................................         370,118           365,934
Promissory notes due to LEP................................................         298,605           298,605
Subordinated notes due to LCIF.............................................         642,969           642,969
Asset retirement obligations [notes 2 & 10]................................          88,376            90,509
Future income taxes........................................................         328,947           349,094
                                                                             --------------    --------------
                                                                                  1,932,672         1,936,597
                                                                             --------------    --------------

SHAREHOLDERS' DEFICIT
    Share capital..........................................................          14,191            14,191
    Deficit................................................................        (363,712)         (363,675)
                                                                             --------------    --------------
                                                                                   (349,521)         (349,484)
                                                                             --------------    --------------
                                                                             $    1,583,151    $    1,587,113
                                                                             ==============    ==============

See accompanying notes

LUSCAR COAL LTD.

                 CONSOLIDATED STATEMENTS OF EARNINGS AND DEFICIT
                                   (UNAUDITED)

                                                                                               THREE MONTHS
                                                                                               ENDED MARCH 31
                                                                                         ------------------------
                                                                                            2004          2003
                                                                                         ----------   -----------
                                                                                                      (RESTATED -
(in thousands of Canadian dollars)                                                                       NOTE 2)
REVENUE [note 5].....................................................................    $  126,486   $    90,188
EXPENSES AND OTHER INCOME
   Cost of sales.....................................................................        87,910        65,410
   Selling, general and administrative expenses......................................         3,694         4,654
   Depreciation and amortization.....................................................        24,225        22,843
   Asset retirement obligation accretion.............................................         1,819         1,722
   Foreign currency translation loss (gain) [note 7].................................         4,978       (29,230)
   Interest expense [note 8].........................................................        23,018        15,486
   Other income [note 9] ............................................................        (1,632)       (1,388)
                                                                                         ----------   -----------
EARNINGS (LOSS) FROM CONTINUING OPERATIONS BEFORE TAXES..............................       (17,526)       10,691
Income tax expense (recovery)........................................................       (17,488)        9,596
                                                                                         ----------   -----------
Net earnings (loss) from continuing operations.......................................           (38)        1,095
Discontinued operations [note 4].....................................................            --           858
                                                                                         ----------   -----------
NET EARNINGS (LOSS) FOR THE PERIOD ..................................................           (38)        1,953
Deficit, beginning of period, as previously stated...................................      (324,609)     (159,017)
Change in accounting policy for asset retirement obligations [notes 2 & 10]..........       (39,065)      (39,160)
                                                                                         ----------   -----------
DEFICIT, END OF PERIOD...............................................................    $ (363,712)  $  (196,224)
                                                                                         ==========   ===========

See accompanying notes

LUSCAR COAL LTD.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                                                           THREE MONTHS
                                                                                          ENDED MARCH 31
                                                                                     ------------------------
                                                                                       2004            2003
                                                                                     ---------      ---------
(in thousands of Canadian dollars)                                                                  (RESTATED -
                                                                                                      NOTE 2)
OPERATING ACTIVITIES
Net earnings (loss) for the period...............................................    $     (38)     $   1,953
Non-cash items:
   Depreciation and amortization.................................................       24,225         23,802
   Asset retirement obligation accretion.........................................        1,819          1,722
   Future income taxes...........................................................      (18,301)        16,298
   Foreign currency translation loss (gain) [note 7].............................        5,000        (29,405)
   Gain on transfer and disposal of capital assets...............................       (1,413)        (6,815)
   Pension expense...............................................................          226           (118)
   Asset retirement obligations..................................................       (4,050)        (3,712)
   Other.........................................................................         (850)        (1,521)
   Change in non-cash working capital............................................        2,307         17,217
                                                                                     ---------      ---------
                                                                                         8,925         19,421
                                                                                     ---------      ---------

INVESTING ACTIVITIES
Capital asset purchases..........................................................       (1,520)        (4,756)
Proceeds on disposal of capital assets...........................................        1,602          1,102
Other investments................................................................            -             75
                                                                                     ---------      ---------
                                                                                            82         (3,579)
                                                                                     ---------      ---------

FINANCING ACTIVITIES
Financial instruments............................................................           --           (704)
Repayments of long-term debt.....................................................         (725)          (582)
                                                                                     ----------     ----------
                                                                                          (725)        (1,286)
                                                                                     ---------      ---------

Change in cash position..........................................................        8,282         14,556
Foreign currency translation loss [note 7].......................................          (22)          (927)
Cash position, beginning of period...............................................        7,165          6,894
                                                                                     ---------      ---------
Cash position, end of period.....................................................    $  15,425      $  20,523
                                                                                     =========      =========

Cash position consists of:
   Cash and cash equivalents.....................................................    $  27,425      $  20,523
   Credit facility...............................................................      (12,000)            --
                                                                                     ----------     ---------
Cash position, end of period.....................................................    $  15,425      $  20,523
                                                                                     =========      =========

Interest paid....................................................................    $  10,585      $   2,671
Taxes paid.......................................................................    $     813      $     176


See accompanying notes

LUSCAR COAL LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        THREE MONTHS ENDED MARCH 31, 2004
                                   (Unaudited)


1.   BASIS OF PRESENTATION

The quarterly consolidated financial statements presented herein are unaudited. The statements have been prepared in accordance with Canadian generally accepted accounting principles and follow the same accounting policies as the annual audited consolidated financial statements and related notes contained in our Form 20-F filed June 30, 2003 with the United States Securities and Exchange Commission, except as described in Note 2, but do not contain certain disclosures required by generally accepted accounting principles for annual statements. Readers should be cautioned that interpretation of annual financial results without a full set of accompanying notes could be misleading. All amounts are in thousands of Canadian dollars unless otherwise stated.

2.   CHANGE IN ACCOUNTING POLICIES AND ESTIMATES

     ASSET RETIREMENT OBLIGATIONS (SEE NOTE 10)

In March 2003, the CICA issued new accounting rules dealing with asset retirement obligations, which come into effect for fiscal years beginning on or after January 1, 2004. This change in accounting policy was applied retroactively and accordingly, the financial statements of prior periods were restated. The rules address financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The standard applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development, and use of the asset. The rules require that the estimated fair value of an asset retirement obligation be recognized as a liability in the period incurred. A corresponding amount is added to the carrying amount of the associated asset and depreciated over the asset's useful life. The liability is accreted over time through charges to earnings to reflect changes in its present value. This differs from the previous practice, which involved accruing for the estimated reclamation, site restoration, and mine closure liability through charges to earnings on a unit of production basis over the expected life of each mine's reserves.

The cumulative effect of the new accounting standard on the balance sheet at December 31, 2003 was to increase capital assets by $7,923, decrease future income taxes by $19,359, increase accrued reclamation cost by $67,030 and decrease opening retained earnings by $39,065. In the first quarter of 2004, depreciation and amortization expense increased by $1,140, accretion expense was $1,819, gain on settlement of asset retirement obligations was $858, and operating margin(1) increased by $2,986 as a result of the change in accounting policy. This compared with an increase in depreciation and amortization expense of $1,430, accretion expense of $1,722, loss on settlement of asset retirement obligations of $192, and an increase in operating margin(1) of $2,576 for the first quarter of 2003. The increase in operating margin(1) resulted from the elimination of site restoration provision following implementation of the new accounting standard. The gain on transfer of metallurgical assets in the first quarter of 2003 was reduced by $1,630.

     CHANGE IN ESTIMATED USEFUL LIVES

Concurrent with the implementation of the new accounting rules related to asset retirement obligations, LEP undertook a comprehensive review of the estimated useful lives of capital assets. As a result of this review the depreciation and amortization of capital assets was reduced resulting in a reduction of $2,656 for the first quarter of 2004.

LUSCAR COAL LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        THREE MONTHS ENDED MARCH 31, 2004
                                   (Unaudited)


     IMPAIRMENT OF LONG-LIVED ASSETS

In 2003, the CICA issued Section 3063, impairment of long-lived assets, which is effective for fiscal years beginning on or after April 1, 2003. This Section provides guidance on recognizing, measuring and disclosing impairment of long-lived assets. There were no impairment losses recorded in respect of long-lived assets in the first quarter of 2004.

     GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

CICA Handbook Section 1100, Generally Accepted Accounting Principles, was issued in October 2003, and is effective for fiscal years beginning January 1, 2004. The section establishes standards for financial reporting in accordance with generally accepted accounting principles (GAAP) and clarifies the relative authority of various accounting pronouncements and other sources within GAAP. There was no impact to the financial statements in adopting this new standard.

     GENERAL STANDARDS OF FINANCIAL STATEMENT PRESENTATION

In July 2003, the CICA issued Section 1400, General Standards of Financial Statement Presentation, which is effective for fiscal years beginning on January 1, 2004. This standard clarifies what constitutes fair presentation in accordance with GAAP, which involves providing sufficient information in a clear and understandable manner about certain transactions or events of such size, nature and incidence that their disclosure is necessary to understand LEP's financial statements. This standard was reflected in the consolidated financial statements.

     HEDGING RELATIONSHIPS

In 2003, the CICA issued Accounting Guideline 13, Hedging Relationships, which deals with the identification, documentation, designation and effectiveness of hedges and also the discontinuance of hedge accounting but does not specify hedge accounting methods. This guidance is applicable to hedging relationships in effect for fiscal years beginning on or after July 1, 2003. The implementation of this guideline did not materially change the accounting policies in use and as a result, it did not have an impact on the financial statements. Likewise, EIC Abstract 128, Accounting for Trading, Speculative or Non-hedging Derivative Financial Instruments, requires most freestanding derivative financial instruments that do not qualify for hedge accounting under Accounting Guideline 13, to be recognized on the balance sheet at fair value. The adoption of this Abstract had no impact on the financial statements.

     GUARANTEES

During 2003, the LCL adopted the CICA Accounting Guideline 14, Disclosure of Guarantees. This new policy requires the disclosure of information regarding certain types of guarantee contracts that require payments contingent on specified types of future events. All significant guarantee contracts will be disclosed within the notes to the annual financial statements.

3.   ACQUISITION

On October 17, 2003 LCL acquired 100% of the shares of Sherritt Coal Acquisition Inc. (SCAI), a wholly owned subsidiary of Sherritt Coal Partnership II (SCPII). LEP, LCL, SCAI and SCPII are all owned, as to 50% each, directly or indirectly, by Sherritt International Corporation (Sherritt) and Ontario Teachers' Pension Plan Board (Teachers'). The sale was completed for total consideration of $455,000. The transaction has been recorded in the financial statements at the carrying amount of $208,838. The difference of $246,162 between the consideration paid and the carrying value of the assets received is considered an equity distribution and is charged to equity in the current year. Subsequent to the purchase of SCAI, LEP acquired the promissory notes from Sherritt and Teachers'.

LUSCAR COAL LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        THREE MONTHS ENDED MARCH 31, 2004
                                   (Unaudited)


The allocation of the values of assets and liabilities acquired was completed in the fourth quarter 2003. PriceWaterhouseCoopers LLP provided an opinion that the transaction was fair from a financial point of view to the holders of LCL's 9.75% senior notes based upon and subject to, amongst other things, the scope of their review and limitations and assumptions as outlined in their opinion letter and an indemnity in certain circumstances. The opinion was one factor among many that the management committee of LEP considered in contemplation of the transaction.

The assigned fair values of the underlying net assets acquired are summarized as follows:

ACQUISITION FUNDING AND COST
(in thousands of Canadian dollars)
Cash...........................................................................     $   70,000
FCCT units.....................................................................         86,395
Promissory notes...............................................................        298,605
                                                                                    ----------
                                                                                       455,000
                                                                                    ==========

IDENTIFIABLE NET ASSETS ACQUIRED
(in thousands of Canadian dollars)
Capital assets.................................................................        228,264
Working capital................................................................          2,831
Cash...........................................................................          1,356
Short-term debt................................................................        (12,000)
Long-term debt.................................................................         (6,043)
Future income taxes............................................................         (5,570)
                                                                                    ----------
                                                                                       208,838
                                                                                    ----------

Difference.....................................................................        246,162
Equity impact from disposal of FCCT units, net of applicable taxes of $553.....          2,482
                                                                                    ----------
Net assets acquired in excess of liabilities assumed...........................     $  248,644
                                                                                    ==========


4.   DISCONTINUED OPERATIONS

During the first quarter of 2003, LCL exchanged its metallurgical coal assets and port facilities for units in the Fording Canadian Coal Trust (Fording trust). LCL received 2,979,000 units of the trust and affiliates of Sherritt and Teachers' received 221,000 units of the trust for a total value of $100,801 in exchange for these assets. LCL received $16,156 related to the estimate of working capital for the metallurgical assets. A loss of $460, net of taxes of $6,346 and selling expenses of $744, was recorded on the disposal.

The results of discontinued operations are as follows:

                                                                          THREE MONTHS
                                                                        ENDED DECEMBER 31
                                                                    ------------------------
(in thousands of Canadian dollars)                                     2004          2003
                                                                    ----------    ----------
                                                                                 (RESTATED -
                                                                                    NOTE 2)
Net income.....................................................     $       --    $    1,318
Loss on sale of assets (see below).............................             --          (460)
                                                                    ----------    ----------
                                                                    $       --    $      858
                                                                    ==========    ==========

In 2003, income from the metallurgical assets for the period prior to the sale was $1,318 net of taxes of $938. During the same period revenues were $29,258.

LUSCAR COAL LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        THREE MONTHS ENDED MARCH 31, 2004
                                   (Unaudited)


The carrying values of the assets and liabilities related to the discontinued operations were as follows:

                                                               AS AT
                                                            FEBRUARY 28
                                                                2003
                                                            ------------
                                                         (RESTATED - NOTE 2)
(in thousands of Canadian dollars)

Accounts receivable...................................      $      2,653
Inventories...........................................            24,594
Overburden removal costs..............................            23,827
Capital assets........................................            66,731
Other assets..........................................             1,823
                                                            ------------
Total assets..........................................           119,628
                                                            ------------

Bank overdraft........................................             1,020
Accounts payable and accrued charges..................            12,473
Asset retirement obligations..........................             6,892
Capital leases........................................             2,189
Other liabilities.....................................             1,267
                                                            ------------
Total liabilities.....................................            23,841
                                                            ------------
Net assets related to discontinued operations.........      $     95,787
                                                            ============

LOSS ON SALE OF ASSETS
Proceeds..............................................      $    100,801
Overburden removal costs..............................           (23,827)
Capital assets........................................           (66,731)
Other assets..........................................            (1,823)
Asset retirement obligations..........................             6,892
Capital leases........................................             2,189
Other liabilities.....................................             1,267
Liabilities retained by LCL...........................           (12,138)
Taxes ................................................            (6,346)
Selling expenses......................................              (744)
                                                            ------------
Loss on sale of assets................................      $       (460)
                                                            ============


Under the terms and conditions of the sale agreement, LCL retained liabilities relating to severance, unfunded pension plans, and asset retirement obligations in total of $12,138.

LUSCAR COAL LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        THREE MONTHS ENDED MARCH 31, 2004
                                   (Unaudited)


Net cash flows relating to the discontinued operations presented on the statement of cash flows is detailed as follows:

                                                                           THREE MONTHS
                                                                           ENDED MARCH 31
                                                                     ------------------------
(in thousands of Canadian dollars)                                      2004          2003
                                                                     ----------    ----------
Operating activities............................................     $       --    $   21,689
Investing activities............................................             --          (313)
Financing activities............................................             --       (21,889)
                                                                     ----------   -----------
Cash flows related to discontinued operations...................     $       --    $     (513)
                                                                     ==========   ===========

5.   REVENUES

LCL owns and operates surface mines located in western Canada, producing coal for consumption by domestic and foreign customers. LCL's mining operations are accounted for as one segment having similar economic and operating characteristics, customers and operations and have been aggregated for the purpose of revenue reporting. Metallurgical figures included incidental thermal coal byproduct at Line Creek mine. Prior period figures have been restated to conform to this presentation.

Disclosures with respect to export and domestic sales are as follows:

                                                                     THREE MONTHS ENDED MARCH 31
                                                              ----------------------------------------
                                                                      2004                 2003
                                                              -------------------   ------------------
                                                               SALES                 SALES
                                                              REVENUE     TONNES    REVENUE    TONNES
                                                              --------   --------   --------   -------
(in thousands of Canadian dollars except
volumes, which are in thousands of tonnes)

Export....................................................    $ 16,236        343   $ 11,943       224
Domestic..................................................     110,250      9,768     78,245     4,726
                                                              --------   --------   --------   -------
                                                              $126,486     10,111   $ 90,188     4,950
                                                              ========   ========   ========   =======

Export coal sales are generally denominated in United States dollars.

Revenues are derived from significant customers and in some cases substantially all production from a particular mine is sold to one customer. The number of customers, each accounting for more than 10% of revenue by type of operation, is as follows:

                                                                        THREE MONTHS ENDED MARCH 31
                                                                 -----------------------------------------
                                                                         2004                 2003
                                                                 --------------------  -------------------
                                                                  SALES     NUMBER OF   SALES    NUMBER OF
                                                                 REVENUE    CUSTOMERS  REVENUE   CUSTOMERS
                                                                 --------   ---------  --------  ---------
(in thousands of Canadian dollars except
number of customers)

Major Customers .............................................    $ 86,950           3  $ 60,495          2

Credit risks are minimized to the extent that customers include major domestic utilities and accounts receivable on export sales are generally insured under government export development programs or secured by letters of credit.

LUSCAR COAL LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        THREE MONTHS ENDED MARCH 31, 2004
                                   (Unaudited)


6.   LONG-TERM DEBT

                                                            AS AT          AS AT
                                                           MARCH 31     DECEMBER 31
                                                             2004           2003
                                                          ----------    -----------
(in thousands of Canadian dollars)

Senior notes, at issue date ...........................   $  429,660    $   429,660
Cumulative foreign currency translation gain ..........      (69,272)       (74,250)
                                                          ----------    -----------
Senior notes, at balance sheet date ...................      360,388        355,410
                                                          ----------    -----------

9.625% promissory note, due December 30, 2004 .........       89,300         89,300
Less sinking fund .....................................      (47,149)       (46,191)
                                                          ----------    -----------
                                                              42,151         43,109
                                                          ----------    -----------

Capital lease obligations .............................        8,454          8,957
                                                          ----------    -----------

Due to FCCT ...........................................        4,800          4,800
                                                          ----------    -----------

Long-term debt ........................................      415,793        412,276
Current portion of long-term debt .....................      (45,675)       (46,342)
                                                          ----------    -----------
                                                          $  370,118    $   365,934
                                                          ==========    ===========

Effective February 4, 2004, LEP and LCL signed a senior credit agreement with a syndicate of Canadian chartered banks consisting of a revolving 364 day operating credit facility that permits maximum aggregate borrowings of $115,000, subject to a borrowing base, which includes accounts receivable, coal inventories, a $25,000 charge on a dragline, and a general assignment of LCL's assets. The facility is split into two tranches, the Reclamation LC facility and the Working Capital facility. Up to $65,000 of reclamation letters of credit can be issued under the Reclamation LC facility. To date $58,290 of letters of credit, providing reclamation security, have been issued. Under the Working Capital facility, up to $50,000 in advances may be made, including up to $25,000 in letters of credit. As of March 31, 2004 $12,000 in cash and $2,259 in letters of credit have been drawn against this facility. Interest rates payable or advances under the facility are based on prime lending rates plus interest rate margins ranging from 0.25% to 1.25% depending on LEP's ratio of debt to operating earnings before interest, taxes, depreciation and amortization (EBITDA(1)).

Prior to the replacement of the credit facilities, as indicated above, LEP and LCL were party to a senior credit agreement with a syndicate of Canadian chartered banks consisting of a revolving 364 day operating credit facility that permits maximum aggregate borrowings of $100,000, subject to a borrowing base, which includes accounts receivable, coal inventories and a $25,000 charge on a dragline. Up to $75,000 of the credit facility may be used to secure letters of credit. Interest rates payable or advances under the facility are based on prime lending rates plus interest rate margins ranging from 0.25% to 1.25% depending on LEP's ratio of debt to EBITDA(1). In November 2003, the senior credit agreement was extended until February 29, 2004 under the same terms and conditions and replaced February 4, 2004.

Prior to the replacement of the credit facilities, as indicated above, and as a result of the acquisition of the new thermal assets effective October 17, 2003, LEP and LCL assumed Sherritt Coal Acquisition Inc.'s senior credit agreement with a Canadian chartered bank consisting of a 364 day operating credit facility that permits maximum aggregate borrowings of $15,000, guaranteed by a partner of LEP. In November 2003, this facility was extended until February 29, 2004 under the same terms and conditions and replaced February 4, 2004.

Amounts due to FCCT relate primarily to obligations under the Line Creek and Luscar mine defined benefit pension plan, which was under-funded at the date of transfer from LCL. This amount is repayable in annual installments over 5 years and outstanding amounts bear interest at 6.5% per annum. The first payment was due April 1, 2003, but has been delayed pending the finalization of outstanding issues which are expected to be resolved in the second quarter. The current portion of long-term debt includes the second quarter expected payment of $1,320.

LUSCAR COAL LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        THREE MONTHS ENDED MARCH 31, 2004
                                   (Unaudited)


7.   FOREIGN CURRENCY TRANSLATION

Foreign currency translation gains and losses consist of the following:

                                                                      THREE MONTHS
                                                                     ENDED MARCH 31
                                                                ------------------------
                                                                   2004          2003
                                                                ---------      ---------
(in thousands of Canadian dollars)

Foreign currency  translation (gain) loss on
   Senior notes .............................................   $   4,978      $ (30,332)
   US dollar cash balances...................................          22            927
   Working capital balances .................................         (22)           175
                                                                ---------      ---------
                                                                $   4,978      $ (29,230)
                                                                =========      =========



8.   INTEREST EXPENSE

Interest expense consists of the following:

                                                                      THREE MONTHS
                                                                     ENDED MARCH 31
                                                                ------------------------
                                                                   2004           2003
                                                                ---------      ---------
(in thousands of Canadian dollars)

Senior notes ...............................................    $   8,886      $  10,023
Promissory notes net of sinking fund interest income........        1,414          2,560
Financial instruments.......................................           --           (448)
Capital leases..............................................          152             50
Reclamation security........................................          648            536
Other ......................................................          626            363
                                                                ---------      ---------
                                                                   11,726         13,084
Subordinated notes..........................................        2,605          2,402
LEP Promissory notes........................................        8,687             --
                                                                ---------      ---------
                                                                $  23,018      $  15,486
                                                                =========      =========

LUSCAR COAL LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        THREE MONTHS ENDED MARCH 31, 2004
                                   (Unaudited)


9.   OTHER INCOME

Other income consists of the following:

                                                                                    THREE MONTHS
                                                                                   ENDED MARCH 31
                                                                                ---------------------
(in thousands of Canadian dollars)                                                2004         2003
                                                                                ---------    --------
Recovery of Crown royalties..................................................   $      --    $   (199)
Loss (gain) on settlement of asset retirement obligations....................        (858)        192
Net pension plan expense (recovery) .........................................         226        (118)
Gain on disposal of capital assets...........................................      (1,413)     (1,102)
Deferred exploration.........................................................         145          --
Distributions from Fording Canadian Coal Trust ..............................          --        (775)
Other expense ...............................................................         268         614
                                                                                ---------    --------
                                                                                $  (1,632)   $ (1,388)
                                                                                =========    ========

Net pension plan expense excludes certain current service and other costs, which are included in cost of sales.

10.  ASSET RETIREMENT OBLIGATIONS

Our estimates of future asset retirement obligations are based on reclamation standards that meet regulatory requirements. Elements of uncertainty in estimating these amounts include potential changes in regulatory requirements, decommissioning and reclamation alternatives, and amounts to be recovered from other parties. Future reclamation, site restoration, and mine closure costs are estimated to be $149,155. LEP technical personnel review these estimates annually or more frequently as required by regulatory agencies. In connection with future reclamation, site restoration, and mine closure costs, LCL has provided financial assurances of $58,290 in the form of letters of credit to satisfy current regulatory requirements. The following are reconciliations of the beginning and ending liabilities for asset retirement obligations for the periods shown.

                                                                   THREE MONTHS          YEAR
                                                                       ENDED             ENDED
                                                                     MARCH 31,        DECEMBER 31
                                                                       2004               2003
                                                                   ------------       -----------
(in thousands of Canadian dollars)
Asset retirement obligations, beginning of period..............    $    108,338       $   106,645
Additional liabilities incurred................................           2,119            12,713
Accretion expense..............................................           1,819             6,889
Liabilities settled............................................          (4,051)          (17,909)
                                                                   ------------       -----------
Asset retirement obligations, end of period....................    $    108,225       $   108,338
Less current portion...........................................         (19,849)          (17,829)
                                                                   ------------       -----------
                                                                   $     88,376       $    90,509
                                                                   ============       ===========


Key assumptions on which the carrying amount of the asset retirement obligations are based are as follows:

  (i)      Total undiscounted amount of the estimated cash flow - $149,155.

  (ii) Expected timing of payment of cash flows is based on the life of mine plans and will be incurred between the current period and 2053.

  (iii) Asset retirement obligations are recognized when incurred and recorded as liabilities at fair value assuming a credit-adjusted risk-free rate of approximately 6 per cent on average.

LUSCAR COAL LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        THREE MONTHS ENDED MARCH 31, 2004
                                   (Unaudited)


11.  COMMITMENTS AND CONTINGENCIES

On January 13, 2003, LCL agreed to transfer substantially all of its metallurgical coal assets to Fording Canadian Coal Trust effective February 28, 2003. Certain steps of the agreement have not been finalized due to differences in interpretation between certain parties to the transaction. Outstanding issues include working capital adjustments, federal Goods and Services Taxes on certain payments made under the agreement, and obligations for reclamation activities. Resolution of these issues is expected during the second quarter of 2004.

12.  COMPARATIVE FIGURES

Certain 2003 comparative figures have been reclassified to conform to the presentation adopted for 2004.